Exhibit 99.1

McDermott Previews Fourth Quarter 2008,
Announces Conference Participation and Dates for Earnings Announcement

HOUSTON--(BUSINESS WIRE)--February 5, 2009--McDermott International, Inc. (NYSE:MDR) (“McDermott” or the “Company”) today provided a preview of the Company’s expected financial results for the fourth quarter of 2008. Additionally, the Company announced its participation in an upcoming investor conference and has scheduled its fourth quarter 2008 earning release and conference call dates.

Expected Results – 4Q08	Revenue Range	Segment Income Range
($ in millions, unaudited)
Offshore Oil & Gas Construction	$820 - 850	$10-15
Power Generation Systems	$575 - 605	$45-50
Government Operations	$205 - 215	$33-36
Unallocated Corporate	-	($8)-(10)
Consolidated Revenue & Operating Income	$1,600-1,670	$78-93

McDermott expects that based upon the preceding estimated operating income range, combined with an ‘other expense’ of approximately $7 million (primarily about $10 million of non-cash foreign currency translation losses), a consolidated tax rate of approximately 50 percent during the quarter and approximately 230 million of diluted common shares outstanding, that the Company’s GAAP net income will range between $36-43 million, or approximately $0.16-0.19 per diluted share, in the fourth quarter of 2008. These expected results include an approximate $57 million after tax net charge from certain items. See Table 1 and the Discussion & Outlook section for additional detail and calculations.

“Including these expectations for the fourth quarter, fiscal 2008 should prove to be the second best year for consolidated net income in Company history, behind 2007,” said John A. Fees, Chief Executive Officer of McDermott. “Although the trend line was largely downward on a quarterly basis through much of the year, we expect it to bottom in the first quarter and then reverse trend throughout the remainder of 2009. Though wide, we view the current range of analyst’s EPS estimates for the full year of 2009 (i.e. $1.35 to $2.14) as reasonable bookends at this time, based on our current 2009 forecast and business conditions.”

Discussion & Outlook

The Offshore Oil & Gas Construction segment, expected to report over $140 million in segment income for full year 2008, has several major items affecting its expected results for the fourth quarter of 2008, specifically: downtime experienced and forecasted on certain Middle East pipeline projects in excess of the September 30, 2008 forecast, increased experienced and expected costs for certain procured items, partially offset by an approximate $35 million benefit from the resolution of a claim. Together, the net impact from these items for the period is expected to be an expense of approximately $35 million in the fourth quarter of 2008.

During the fourth quarter, approximately 60% of available working days for the major construction vessels working on the Middle East pipeline projects were unproductive, primarily due to weather, which exceeded management’s forecast at September 30, 2008. More significantly, the Company increased its forecasted downtime expected during 2009 in its estimated cost-to-complete for these projects, which is included in the expected fourth quarter expense above. Should these projects be completed according to the revised forecast, the gross margin realized for the remainder of the projects will be break-even. During the month of January 2009, the Company’s productivity and downtime was slightly ahead of this revised schedule. Based upon discussions with the respective customers, no additional liquidated damages are currently forecasted on these projects as probable in the fourth quarter as negotiations are continuing. Bookings during the last quarter of 2008 were light in this segment; however management is expecting new awards exceeding $1 billion over the next few months.

The Power Generation Systems segment is expected to report fourth quarter 2008 results within management’s previously discussed 7-10% operating margin range, and is expected to earn over $300 million of segment income for the full-year of 2008, which would be a segment record. The expected results for the fourth quarter include approximately $15 million of certain expenses for items, such as inventory and material write-downs. Bookings during the fourth quarter were below recent quarters as the current credit and economic environment, as well as short-term uncertainty regarding environmental regulations, has affected utilities more than McDermott’s other customers at this time in management’s view.

The Government Operations segment is expected to achieve a record level of segment income for 2008 of approximately $150 million and had its highest single period of bookings in its history during the fourth quarter, led by the recent announcement of new awards exceeding $1 billion and the completed acquisition of Nuclear Fuel Services.

Net interest income is forecast to be approximately $3 million, but is expected to be more than offset by approximately $10 million of non-cash foreign currency translation losses. The Company’s consolidated tax rate is anticipated to be at a level above recent history due to a larger mix of income in higher tax jurisdictions and losses incurred in lower tax jurisdictions, including regions where no tax benefit is available.

Consolidated Backlog & Liquidity

With additions in excess of $2.0 billion in the fourth quarter, the Company expects that consolidated year-end 2008 backlog will be approximately $9.8 billion. At December 31, 2008, McDermott had cash and equivalents, restricted cash and investments of approximately $1.1 billion after its purchase of Nuclear Fuel Services, in addition to over $750 million of current capacity under the Company’s credit facilities and virtually no funded long-term debt.

John Fees concluded, “McDermott’s financial position remains strong. Although our 2008 results were hampered by certain project costs, both current and future, the Company remained solidly profitable which allowed McDermott to enter 2009 with a solid balance sheet. Combined with the diversity of our contracts, customers, and energy markets served, we are well-positioned for the future.”

Conference Participation

The Company also announced today that Michael S. Taff, Senior Vice President and Chief Financial Officer of McDermott, will present at the Barclays Capital Industrial Select Conference in Miami on Tuesday, February 10, 2009 at 3:45 p.m. Eastern Time.

McDermott invites shareholders and other interested parties to listen to the presentation live or to the replay, available over the internet at www.mcdermott.com in the investor relations section.

Earnings Release and Conference Call Dates for Fourth Quarter 2008

The Company plans to release its financial results for the fourth quarter and full-year of 2008 during the evening of Monday, March 2, 2009. McDermott will host its quarterly conference call with the financial community the following morning, Tuesday, March 3, at 10:00 a.m. (ET). The Company invites investors and other interested individuals to listen to the call live or to the replay, both available at www.mcdermott.com in the investor relations section.

OTHER INFORMATION

About the Company

McDermott is an engineering and construction company, with specialty manufacturing and service capabilities, focused on energy infrastructure. McDermott’s customers are predominantly utilities and other power generators, major and national oil companies, and the United States Government. With its global operations, McDermott operates in over 20 countries with more than 25,000 employees.

Forward Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company’s actual results of operations. The forward-looking statements in this release speak to conditions as of the date of this presentation and include statements relating to the Company’s and its segments’ revenues, income and results of operation for the fourth quarter and full year 2008 and factors contributing to those results as well as statements related to the Company’s expectations about backlog, liquidity, our position for the future and outlook and trends for 2009, including expectations about current analysts’ EPS estimates and new awards. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including audit adjustments, adverse changes in the markets in which we operate, adverse changes in our tax rate, that our assumptions in the 2009 forecast prove to be incorrect, our inability to successfully execute on contracts in backlog or that awards and contracts in backlog may not otherwise result in the expected revenues. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott’s annual and quarterly filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended December 31, 2007. We do not undertake any obligation to update the forward-looking statements included in this press release to reflect events or circumstances after the date of this press release, unless we are required by applicable securities laws to do so.

Table 1
Expected Items identified in Fourth Quarter 2008 Preview
Included in GAAP Estimated Range
As of February 2, 2008
(In millions, unaudited and preliminary)

	Disclosed	Tax
Item	Expense	Impact	After-tax

Net Expenses, Offshore O&G Const.	$35.0	$5.0	$40.0
Identified Items, Power Generation	$15.0	($6.0)	$9.0
Foreign Currency, Other Expense	$10.0	($2.0)	$8.0

Total	$60.0	$3.0	$57.0

CONTACT:
McDermott Investor Relations & Corporate Communications
Jay Roueche, 281-870-5462
Vice President
jroueche@mcdermott.com
or
Robby Bellamy, 281-870-5165
Director
rbellamy@mcdermott.com